Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Infinity Natural Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.01 per share	457(a)	15,237,500 (1)	$21.00 (2)	$319,987,500.00	.00015310	$48,990.09

Fees Previously Paid	—	—	—	—	—	—	—	$15,310.00

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$319,987,500.00		$48,990.09

	Total Fees Previously Paid							$15,310.00

	Total Fee Offsets

	Net Fee Due							$33,680.09

(1)	Includes 1,987,500 shares of our Class A Common Stock that the underwriters have the option to purchase to cover over-allotments.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.